EXHIBIT 10.9

FC 1 CORP.
2004 STOCK INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT, is made effective as of August 10, 2004 (the “Date of Grant”), between FC 1 Corp. (the “Company”) and                       (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Options provided for herein to the Participant pursuant to the Plan and the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.                                       Definitions.  Whenever the following terms are used in this Agreement, they shall have the meanings set forth below.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a)                                  Actual Cash Costs:  In respect of a fiscal year, with respect to each mine, total operating expenses, excluding (i) all deprecation, depletion, impairment and amortization expense, (ii) all allocated and unallocated corporate overhead expense, (iii) purchased coal expense, (iv) inventory variances, (v) asset retirement obligation accretion expense and (vi) all royalty payments, taxes and expenses which are directly related to revenues.

(b)                                 Actual Cost Per Ton:  In respect of a fiscal year, the sum of the Mine Cost Per Ton with respect to each mine of the Company.

(c)                                  Actual EBITDA:  “EBITDA” as defined in the Credit Agreement dated as of July 30, 2004 by and among Foundation PA Coal Company, as borrower, FC 2 Corp. and Foundation Coal Corporation, as guarantors, and the lenders named therein as in effect on the date hereof.

(d)                                 Actual Free Cash Flow:  In respect of a fiscal year, EBITDA less the sum of capital expenditures as set forth in the Company’s audited financial statements; provided that the Board of Directors may make such equitable adjustments to capital expenditures as it reasonably deems to be appropriate in order to achieve the intention of this Agreement after giving effect to significant events including, without limitation, acquisitions, dispositions, mergers or similar transactions.

(e)                                  Actual Production:  In respect of a fiscal year, the sum of (i) tons produced in East and (ii) tons produced in West divided by 5.

(f)                                    Cause:  “Cause” as defined in the Employment Agreement, including all of the procedures described therein applicable to a termination by the Company for Cause.

(g)                                 Disability:  “Disability” as defined in the Employment Agreement, including all of the procedures described therein applicable to a termination for Disability.

(h)                                 Employment Agreement:  The employment agreement between the Participant and Foundation Coal Corporation, dated July 30, 2004.

(i)                                     Expiration Date:  The tenth anniversary of the Date of Grant.

(j)                                     Good Reason:  “Good Reason” as defined in the Employment Agreement, including all of the procedures described therein applicable to a termination by the Participant for Good Reason.

(k)                                  Mine Cost Per Ton:  With respect to each mine, the Actual Cash Cost for such mine during a fiscal year divided by the tons produced by such mine for such fiscal year multiplied by a fraction, the numerator of which is the tons produced by such mine for such fiscal year and the denominator of which is the Actual Production for such fiscal year.

(l)                                     Options:  Collectively, the Time Option and Performance Option to purchase Shares granted under this Agreement.

(m)                               Performance Option:  An Option with respect to which the terms and conditions are set forth in Section 3(b) of this Agreement.

(n)                                 Performance Actual:  Each of the Actual Free Cash Flow, the Actual Cost Per Ton, Actual EBITDA and Actual Production.

(o)                                 Performance Target:  Each of the Target Free Cash Flow, the Target Cost Per Ton, Target EBITDA and Target Production.

(p)                                 Plan:  The FC 1 Corp. 2004 Stock Incentive Plan, as from time to time amended.

(q)                                 Target Free Cash Flow:  $65.6 million in respect of 2004, $120.6 million in respect of 2005, $192.1 million in respect of 2006, $92.4 million in respect of 2007 and $154.0 million in respect of 2008; provided that the Board may make such equitable adjustments to Target Free Cash Flow as it reasonably deems to be appropriate in order to achieve the intention of this agreement after giving effect to significant events including, without limitation, acquisitions, dispositions, mergers or similar transactions.

(r)                                    Target Cost Per Ton:  $19.92 in respect of 2004, $19.42 in respect of 2005, $19.78 in respect of 2006, $19.56 in respect of 2007 and $20.07 in respect of 2008; provided that the Board may make such equitable adjustments to Target Cost Per Ton as it reasonably deems to be appropriate in order to achieve the intention of this agreement after giving effect to (i) variances between the budgeted production of each mine (as set forth on Exhibit A) and the actual production of such mine and (ii) significant events including, without limitation, acquisitions, dispositions, mergers or similar transactions.

(s)                                  Target EBITDA:  $160.3 million in respect of 2004, $245.6 million in respect of 2005, $275.9 million in respect of 2006, $270.8 million in respect of 2007 and $222.1 million in respect of 2008; provided, that the Board of Directors may make any adjustment to EBITDA as it reasonably deems to be appropriate (including adjustments made as a result of acquisitions, dispositions, mergers, recapitalizations, reorganizations, consolidations, spin-offs, distributions, other extraordinary transactions, other changes in the structure of the Company or any of its Affiliates, or significant capital expenditures so that Target EBITDA equitably reflects the basis for determining Actual EBITDA for the period in question).

(t)                                    Target Production:  27.8 million tons in respect of 2004, 29.5 million tons in respect of 2005, 29.8 million tons in respect of 2006, 28.9 million tons in respect of 2007 and 29.1 million tons in respect of 2008; provided that the Board of Directors may make such equitable adjustments to Target Production as it reasonably deems to be appropriate in order to achieve the intention of this agreement after giving effect to significant events including, without limitation, acquisitions, dispositions, mergers or similar transactions.

(u)                                 Time Option:  An Option with respect to which the terms and conditions are set forth in Section 3(a) of this Agreement.

(v)                                 Vested Portion:  At any time, the portion of an Option which has become vested, as described in Section 3 of this Agreement.

2.                                       Grant of Options.  The Company hereby grants to the Participant the right and option to purchase, on the terms and conditions hereinafter set forth, the number of Shares subject to the Time Option and Performance Option set forth on Schedule A attached hereto, subject to adjustment as set forth in the Plan.  The exercise price of the Shares subject to the Time Option shall be $10.00 per Share and the exercise price of the Shares subject to the Performance Options shall be $17.50 per Share, each subject to adjustment as set forth in the Plan (in each case, the “Option Price”).  The Options are intended to be nonqualified stock options, and are not intended to be treated as ISOs that comply with Section 422 of the Code.

3.                                       Vesting of the Options.

(a)                                  Vesting of the Time Option.

(i)                                     In General.  Subject to the Participant’s continued Employment with the Company and its Affiliates (except as provided in Section 4(a)), the Time Option shall vest and become exercisable with respect to twenty percent (20%) of the Shares subject to such Time Option on December 31, 2004 and shall vest and become exercisable with respect to an additional twenty percent (20%) of the Shares subject to the Time Option on each December 31 thereafter, until such Shares subject to the Time Option are one hundred percent (100%) vested and exercisable.

(ii)                                  Change in Control.  Notwithstanding the foregoing, upon a Change in Control, the Time Option shall, to the extent not previously cancelled or expired, immediately become one hundred percent (100%) vested and exercisable.

(b)                                 Vesting of the Performance Option.

(i)                                     In General.  Subject to the Participant’s continued Employment with the Company and its Affiliates, the Performance Option, to the extent not previously canceled or expired, shall become fully vested and exercisable with respect to one hundred percent (100%) of the Shares subject to the Performance Option on the eighth anniversary of the Date of Grant.

(ii)                                  Acceleration.  Notwithstanding the foregoing and subject to the Participant’s continued Employment with the Company and its Affiliates (except as provided in Section 4(a)), the Performance Option shall vest and become exercisable with respect to five percent (5%) of the Shares subject to the Performance Option on December 31, 2004 and an additional five percent (5%) of the Shares on each of the first four anniversaries of such date (December 31, 2004 and each such anniversary, an “Accelerated Vesting Date”) to the extent that any Performance Actual for a fiscal year ending on an Accelerated Vesting Date equals or exceeds (or in the case of Actual Cost Per Ton, equals or is less than) the applicable Performance Target for such fiscal year.  For the avoidance of doubt, if each of the Performance Actuals for a particular fiscal year equal or exceed (or in the case of Actual Cost Per Ton, equals or is less than) the applicable Performance Target, then twenty percent (20%) of the Shares subject to the Performance Option shall vest and become exercisable on the Accelerated Vesting Date for such fiscal year.

(iii)                               Catch-Up.  Notwithstanding the foregoing and subject to the Participant’s continued Employment with the Company and its Affiliates (except as provided in Section 4(a)), if a Performance Actual does not equal of exceed (or in the case of Actual Cost Per Ton, equals or is less than) the applicable Performance Target with respect to any fiscal year (a “Missed Year”) but the sum of the Performance Actuals for the Missed Year and the subsequent fiscal year (the “Excess Year”) equals or exceeds (or in the case of Actual Cost Per Ton, equals or is less than) the sum of the applicable Performance Targets for such Missed Year and Excess Year, then the Performance Option shall vest and become exercisable with respect to five percent (5%) of the Shares subject to the Performance Option in respect of such Missed Year on the Accelerated Vesting Date of the Excess Year.

(iv)                              Change in Control.  Notwithstanding the foregoing, upon a Change in Control, the Performance Option shall, to the extent not previously cancelled or expired, become vested and exercisable with respect to one hundred percent (100%) of the number of Shares subject to the Performance Option that have not become eligible for accelerated vesting pursuant to Section 3(b)(ii) (including, the Shares eligible for accelerated vesting for the fiscal year in which the Change in Control occurs) if, and only if, the value realized by the Investors with respect to their investment in the Company and Foundation Coal Holdings LLC (the “LLC”), whether prior to or in the Change in

Control transaction, and including amounts received through distributions (excluding tax and regular quarterly dividends) or disposition of their interests in units in the LLC or Shares (other than Shares received in exchange for units of the LLC in connection with the merger of the LLC into the Company) of the Company represents a two times or greater return to the Investors on their invested capital.

(c)                                  Termination of Employment.

(i)                                     General.  Other than as described in Sections 3(c)(ii) and (iii), if the Participant’s Employment with the Company and its Affiliates terminates for any reason, the Option, to the extent not then vested and exercisable, shall expire and be immediately canceled by the Company without consideration.

(ii)                                  Time Option.  Notwithstanding Section 3(a) and 3(c)(i), in the event that the Participant’s Employment is terminated by the Company without Cause, by the Participant with Good Reason, or due to death or Disability, to the extent not previously cancelled or expired, the Time Option shall immediately become vested and exercisable as to Shares subject to the Time Option that would have otherwise vested and become exercisable in the calendar year in which such termination of Employment occurs.  Any portion of the Time Option which becomes vested and exercisable pursuant to this Section 3(c)(ii) shall be considered part of the Vested Portion of the Option, and shall expire as described in Section 4(a)(i) or (iv), as applicable.

(iii)                               Performance Option.  Notwithstanding Section 3(b) and 3(c)(i), in the event that the Participant’s Employment is terminated by the Company without Cause or by the Participant with Good Reason and a Performance Target is achieved with respect to the year of such termination, to the extent not previously cancelled or expired, the Performance Option shall become vested and exercisable in the Shares subject to the Performance Option that would have vested and become exercisable upon the achievement of such Performance Target as if the Participant’s Employment continued through the end of such year, including as to those Shares which would have become vested and exercisable in respect of a Missed Year as a result of the achievement of such Performance Target.  The portion of the Performance Option which is available to vest following termination of employment in accordance with this Section 3(c)(iii) shall not be cancelled upon the Participant’s termination of employment, but instead shall remain outstanding until expiration in accordance with Section 4(a)(iv).

4.                                       Exercise of Options.

(a)                                  Period of Exercise.  Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of an Option at any time prior to the Expiration Date.  Notwithstanding the foregoing, if the Participant’s Employment terminates prior to the Expiration Date, the Vested Portion of an Option shall remain exercisable only for the period set forth below (and shall expire upon termination of such period):

(i)                                     Death or Disability.  If the Participant’s Employment with the Company and its Affiliates is terminated due to the Participant’s death or Disability, the Participant may exercise the Vested Portion of an Option for a period ending on the earlier of (A) one year following the date of such termination and (B) the Expiration Date; and

(ii)                                  Termination by the Company without Cause or Termination by the Participant.  If the Participant’s Employment with the Company and its Affiliates is terminated (a) by the Company without Cause or (b) by the Participant with Good Reason, the Participant may exercise the Vested Portion of an Option for a period ending on the earlier of (A) 90 days (120 days if such termination occurs prior to an initial registered public offering of the Shares (an “IPO”)) following the date of such termination and (B) the Expiration Date; and

(iii)                               Termination by the Company for Cause.  If the Participant’s Employment with the Company and its Affiliates is terminated by the Company for Cause, the Vested Portion of an Option shall immediately terminate in full and cease to be exercisable; and

(iv)                              Performance Catch-Up.  Notwithstanding the foregoing, (1) if the Participant’s termination of Employment for any reason other than by the Company for Cause occurs after the close of a fiscal year but prior to the date on which the Participant is advised by the Company whether a Performance Actual equals or exceeds (or in the case of Actual Cost Per Ton, equals or is less than) the applicable Performance Target in respect of such fiscal year (the “Target Determination Date”), the portion of the Performance Option which is available to vest on account of such fiscal year’s performance (including the portion attributable to a Missed Year, if any) will expire (A) on the Target Determination Date, in respect of the portion of such Performance Option as to which a Performance Target was not attained (unless the application of clause (2) below would result in a later termination date), and (B) 90 days (120 days prior to an IPO) following the Target Determination Date in respect of the portion of such Performance Option as to which a Performance Target was attained, and (2) if a Participant’s termination of Employment by the Company without Cause or by the Participant for Good Reason occurs during a fiscal year, then the portion of the Performance Option which is available to vest on account of such fiscal year’s performance in accordance with Section 3(c)(iii) (including the portion attributable to a Missed Year, if any) will expire (A) on the Target Determination Date, in respect of the portion of such Performance Option as to which the Performance Target was not attained and (B) 90 days (120 days prior to an IPO) following the Target Determination Date in respect of the portion of such Performance Option which becomes vested in accordance with Section 3(c)(iii).

(v)                                 Termination of Employment Prior to Change in Control.  Notwithstanding the foregoing, if the Participant’s Employment is terminated by the Company without Cause and a Change in Control occurs within 180 days following such termination, the Vested Portion of an Option shall be recalculated taking into account the Change in Control as if such Change in Control had occurred immediately prior to the termination of the Participant, and any portion of an Option that becomes a Vested Portion pursuant to this Section 4(a)(v) shall be exercisable for a period of 90 days (120 days prior to an IPO) following such Change in Control.  The Company shall use reasonable best efforts to notify the Participant of such Change in Control in a timely manner so as to permit the Participant to exercise the Option.

(b)                                 Method of Exercise.

(i)                                     Subject to Section 4(a) of this Agreement, the Vested Portion of an Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that the Option may be exercised with respect to whole Shares only.  Such notice shall specify the number of Shares for which the Option is being exercised and, other than as described in clause (C) or (D) of the following sentence, shall be accompanied by payment in full of the aggregate Option Price in respect of such Shares.  Payment of the aggregate Option Price may be made (A) in cash, or its equivalent, (B) by transferring to the Company Shares or units of the LLC having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased; provided that such Shares or units meet such requirements as may be necessary in order for the Company to not incur adverse accounting consequences on account of such transfer (as reasonably determined by the Company), (C) if there is a public market for the Shares at the time of payment, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and deliver promptly to the Company an amount equal to the aggregate Option Price, (D) to the extent it does not result in adverse accounting treatment to the Company (as reasonably determined by the Company), by having Shares that would otherwise have been delivered to the Participant upon exercise of an Option withheld by the Company or (E) such other method as approved by the Committee.  No Participant shall have any rights to dividends or other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares or otherwise completed the exercise transaction as described in the preceding sentence and, if applicable, has satisfied any other conditions imposed pursuant to this Agreement.

(ii)                                  Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, an Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole reasonable discretion determine to be required by such laws, rulings or regulations.

(iii)                               Upon the Company’s determination that an Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares.  However, the Company shall not be liable to the Participant for damages relating to any reasonable delays in issuing the certificates to the Participant or any loss by the Participant of the certificates.

(iv)                              In the event of the Participant’s death, the Vested Portion of an Option shall remain vested and exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 4(a) of this Agreement.  Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(v)                                 As a condition to the exercise of any Option evidenced by this Agreement, the Participant shall execute the Stockholders Agreement.

5.                                       No Right to Continued Employment.  Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate.  Further, the Company or its Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

6.                                       Legend on Certificates.  The certificates representing the Shares purchased by exercise of an Option shall be subject to such stop transfer orders and other restrictions as the Committee may determine is required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws and the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

7.                                       Transferability.  Unless otherwise determined by the Committee, an Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.  During the Participant’s lifetime, an Option is exercisable only by the Participant.

8.                                       Withholding.  The Participant may be required to pay to the Company or its Affiliate and the Company or its Affiliate shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Option or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of the Option, its exercise, or any payment or transfer under the Option or under the Plan and to take such action as may be necessary in the option of the Company to satisfy all obligations for the payment of such taxes.  The Participant may pay a portion or all of such withholding taxes by having Shares with a Fair Market Value equal to the statutory minimum withholding liability withheld by the Company from any Shares that would have otherwise been deliverable upon the exercise of the Option.

9.                                       Securities Laws.  Upon the acquisition of any Shares pursuant to the exercise of an Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.  As soon as practicable following an IPO, the Company shall use its commercially reasonable efforts to file a registration statement on Form S-8 (or any successor thereof) with respect to the Shares subject to the Plan.

10.                                 Notices.  Any notice under this Agreement shall be addressed to the Company in care of its General Counsel, addressed to the principal executive office of the Company and to the Participant at the address last appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other.  Any such notice shall be deemed effective upon receipt thereof by the addressee.

11.                                 Entire Agreement/Employment Agreement.  This Agreement, together with the Stockholders Agreement, contains the entire understanding of the parties with respect to the grant of equity awards pursuant to Exhibit A of the Employment Agreement and this Agreement supercedes the terms of Exhibit A of the Employment Agreement.  The Participant acknowledges that the differences between the Performance Targets set forth herein and the performance targets set forth in Exhibit A of the Employment Agreement are the result of inadvertent errors in the calculations of such Performance Targets.

12.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

13.                                 Options Subject to Plan and Stockholders Agreement.  By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and the Stockholders Agreement.  The Options and the Shares received upon exercise of the Options are subject to the Plan and the Stockholders Agreement.  The terms and provisions of the Plan and the Stockholders Agreement as each may be amended from time to time are hereby incorporated by reference.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or the Stockholders Agreement, the applicable terms and provisions of the Plan or the Stockholders Agreement will govern and prevail.  In the event of a conflict between any term or provision of the Plan and any term or provision of the Stockholders Agreement, the applicable terms and provisions of the Stockholders Agreement will govern and prevail.

14.                                 Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

FC 1 CORP.

By:
Its

Participant

EXHIBIT A

Schedule A

The number of Shares subject to each Option is set forth below:

Time Option:                                                                                                                           [        ]

Performance Option:                                                                                [        ]